Exhibit 99.1

FIFTH AMENDMENT TO

ANHYDROUS AMMONIA SALES AGREEMENT

THIS FIFTH AMENDMENT TO ANHYDROUS AMMONIA SALES AGREEMENT (this “Fifth Amendment”) is dated August 22, 2012, by and between Koch Nitrogen International Sàrl (“Seller”) and El Dorado Chemical Company (“Buyer”).

WHEREAS, Seller and Buyer are parties to that certain Anhydrous Ammonia Sales Agreement dated December 3, 2008 with an effective date of January 1, 2009, as previously amended (collectively, the “Agreement”), and Buyer and Seller mutually desire to further amend the Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Any capitalized term not defined herein shall have the meaning given to such term in the Agreement.

2. TERM. Effective January 1, 2013, Section A of Article II TERM shall be deleted in its entirety and replaced with the following:

“A. Term. The term of this Agreement (the “Term”) shall commence at 12:01 a.m. central time on January 1, 2009 and shall terminate at 11:59 p.m. on December 31, 2015 (“Original Termination Date”) unless otherwise terminated earlier in accordance with this Agreement or extended pursuant to Section B below.”

3. ADDER. Effective January 1, 2013, Sections B and C of Article VI (PRICE) shall be deleted in their entirety and replaced with the following:

“B. Adder. Adder shall equal $***** per short ton.

C. Ammonia Pipeline Transportation Charge. The Ammonia Pipeline Transportation Charge per short ton shall be a flat rate of $***** per short ton from Taft, Louisiana or Sterlington, Louisiana to the Delivery Point for pipeline deliveries. In the event the ***** is increased above $*****, then the Ammonia Pipeline Transportation Charge for both injection points shall be changed to the revised *****.”

4. RATIFICATION OF AGREEMENT. Except as expressly amended herein, the terms, covenants and conditions of the Agreement shall remain in full force and effect without modification or amendment, and the parties hereto ratify and reaffirm the same in its entirety.

***** INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.

5. MISCELLANEOUS. This Fifth Amendment shall be governed by and construed in accordance with the governing law set forth in the Agreement, without regard to the conflicts of laws principles. In the event that the terms of the Agreement conflict or are inconsistent with those of this Fifth Amendment, the terms of this Fifth Amendment shall govern. The provisions of this Fifth Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors, and assigns. This Fifth Amendment may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to be effective on the day and year first written above.

Koch Nitrogen International Sàrl	El Dorado Chemical Company

By: /s/ Brent W. Novay	By: /s/ Tony M. Shelby
Name: Brent W. Novay	Name: Tony M. Shelby
Title: Managing Director	Title: Vice President

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